Exhibit 4.35

Date:	26th January 2006

Our ref:	CR/LC/TEAM1/CEB

CONFIDENTIAL

Pentalpha Hong Kong Ltd.

12/F., Kin Teck Industrial building,

26 Wong Chuk Hang Road,

Aberdeen,

Hong Kong.

Attn.: Mr. John Sham / Mr. Samuel Leung

Dear Sirs,

BANKING FACILITIES

Standard Chartered Bank (Hong Kong) Limited (the “Bank”) (the “Bank”) is pleased to offer the following banking facilities (the “Facilities”) to the Customer below for the purposes of general working capital, trade finance and treasury requirement, subject to the Bank’s Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business attached and the terms and conditions set out in this facility letter.

A.	CUSTOMER:

Pentalpha Hong Kong Ltd.

B.	FACILITY LIMITS:

(1) General Banking Facilities

Type(s) of Facility	Facility Limit(s)	Designated Customer(s) and Sub-limit(s), if applicable
1. Trade Finance (Please refer to Appendix 1 for product details.)	HKD2,000,000.-

(a) Trade Finance Group All		• The Customer (HKD2,000,000.-)

(b) Trade Finance Group 1		• The Customer (HKD2,000,000.-)

(c) Trade Finance Group 2		• The Customer (HKD2,000,000.-)

2. Corporate Visa Cards	(HKD580,000.-)	• The Customer

Standard Chartered Bank (Hong Kong) Limited

Wholesale Bank

Credit Risk Control

11th Floor Standard Chartered Tower

388 Kwun Tong Road Kwun Tong Hong Kong

Pentalpha Hong Kong Ltd.	Page 2

Total Facility Limit:	HKD2,000,000.-

Notes:-

•      The aggregate outstanding of Facilities 1 and 2 shall not at any time exceed HKD2,000,000.-.

•      The aggregate outstanding of all Sub-limits shall not at any time exceed the Facility Limit of that Facility and the Total Facility Limit.

(2)	Treasury Facilities (The Bank may arrange for these facilities to be available through Standard Chartered Bank or other members of the Standard Chartered Group and separate documentation would be executed where necessary.)

Type(s) of Facility	Designated Customer(s) and Sub-limits), if applicable
1. Foreign Exchange Contracts (Spot and Forward) Facility Limit to be determined by the Bank on a case by case basis.	• The Customer

Note:-

•	The aggregate outstanding of foreign exchange contract(s) (spot and forward) facility and the Facilities 1 and 2 specified in the “General Banking Facilities” above shall not at any time exceed HKD2,000,000.-.

C.	PRICING AND CONDITIONS:

1. Trade Finance	Interest: HKD/foreign currency import/export facilities: 0.25% per annum over the Bank’s standard bills finance rates.

Commission: Standard rates unless otherwise stipulated.

Letters of Credit Issuance Commission: First USD50,000.- 1/4% Balance 1/16%

Maximum tenor for: Export facilities: 90 days.

Individual drawee limit on group combined basis not to exceed HKD10,000,000.- each.

Pentalpha Hong Kong Ltd.	Page 3

2. Corporate Visa Cards	Interest: at the Bank’s prevailing Visa Card rate. Subject to the terms and conditions stipulated in the related Corporate Card Agreement executed by the relevant Customer.

3. Foreign Exchange Contracts (Spot and Forward)	For transactions in the ordinary course of business of the Customer. Tenor: up to 180 days.

Handling Fee of Facilities:	HKD15,000.-, payable upon your signing of this letter, and other handling fee to be mutually agreed and payable on each anniversary of the date of this letter if the Facilities are continuing.

D.	SECURITY AND CONDITIONS PRECEDENT:

The availability of the Facilities is conditional upon the Bank’s receipt of the following documents, items and evidence (both in form and substance) satisfactory to the Bank:

1.	This letter duly executed by the Customer.

2.	A corporate guarantee executed by Global-Tech Appliances Inc. for an unlimited amount.

3.	A letter of undertaking by Global-Tech Appliances Inc. covenanting:-

(i)	not to pledge, mortgage or charge any of its assets in Hong Kong or in China to any party, nor will it issue any guarantee/indemnity, directly or indirectly, in support of any banking facility, borrowing or financial assistance given or to be given by any bank or financial institution to any party, outside British Virgin Islands, Hong Kong or China without first obtaining the prior written consent of the Bank.

(ii)	to assure the security position of the Bank shall rank at least pari-passu with all other bankers of the Group in extending similar facilities.

4.	Original/Certified copies of all necessary consents, approvals and other authorisations (including board resolutions) in connection with the execution, delivery and performance of this letter and all other documents mentioned above, if applicable.

5.	(if any of the facilities referred to in this letter are to be made available by Standard Chartered Bank or other members of the Standard Chartered Group) All such documents, items or evidence with, in favour of or to Standard Chartered Bank or, as the case may be, such member of the Standard Chartered Group as the Bank may request.

6.	Such other documents, items or evidence that the Bank may request from time to time.

Pentalpha Hong Kong Ltd.	Page 4

E.	COVENANTS AND UNDERTAKINGS:

The Customer undertakes to the Bank that:

1.	it will promptly submit to the Bank:

•	a certified copy of the annual audited financial statements of the Customer within 9 months after its financial year end;

•	a certified copy of the annual audited financial statements of Global-Tech Appliances Inc. within 6 months after its financial year end;

•	a certified copy of the quarterly management accounts of Global-Tech Appliances Inc. within 120 days after the end of the relevant account period; and

•	other information that the Bank may request from time to time.

2.	it will immediately inform the Bank:

•	of any change of the Customer’s directors or beneficial shareholders or amendment to its memorandum or articles of association or equivalent constitutional documents;

•	of any substantial change to the general nature of the Customer’s existing business; or

•	if it becomes, or is aware that any of its directors, shareholders, partners or managers becomes, a Related Person (as defined in paragraph 5 of section F of this letter).

3.	not to pledge, mortgage or charge any of its assets in Hong Kong or in China to any party, nor will it issue any guarantee/indemnity, directly or indirectly, in support of any banking facility, borrowing or financial assistance given or to be given by any bank or financial institution to any party, outside British Virgin Islands, Hong Kong or China without first obtaining the prior written consent of the Bank.

4.	to assure the security position of the Bank shall rank at least pari-passu with all other bankers of the Group in extending similar facilities.

F.	OTHER TERMS AND CONDITIONS:

1.	The Facilities are available at the sole discretion of the Bank. The Bank may at any time immediately terminate, cancel or suspend the Facilities or otherwise modify the Facilities without the consent of any party.

2.	Notwithstanding any provisions stated in this letter, the Facilities are repayable on demand by the Bank. The Bank has the overriding right at any time to require immediate payment and/or cash collateralisation of all or any sums actually or contingently owing to it under the Facilities.

3.	The Bank’s Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business (“Standard Terms and Conditions”) attached and/or referred to in this letter forms an integral part of this letter and the Customer agrees to observe and be bound by such Standard Terms and Conditions.

4.	The terms and conditions set out or referred to in this letter supersede and replace those set out in our letter (if any) previously sent to the Customer(s).

Pentalpha Hong Kong Ltd.	Page 5

5.	Please note that section 83 of the Banking Ordinance imposes on the Bank certain limitations on advances to persons (including firms, partnerships and companies) related to its directors, employees with lending authority or controllers (each person so related shall be referred to as a “Related Person”). When acknowledging and accepting this facility letter, the Customer should advise the Bank if it is, or any of its directors, shareholders, partners or managers is, a Related Person within the meaning of the Banking Ordinance. If subsequent to the acceptance of this facility letter, the Customer becomes, or is aware that any of its directors, shareholders, partners or managers is or becomes, a Related Person, it should immediately advise the Bank in writing.

6.	This letter shall be governed by and construed in accordance with the laws of Hong Kong SAR.

Please sign and return to us the enclosed copy of this letter together with the attached Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business to the Bank’s Credit Risk Control at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon within one month after the date of this letter, failing which this offer shall lapse.

If you have any queries, please feel free to contact any of the following persons:-

Queries on	Name	Telephone No.
Execution of bank documents	Ms. Lilian Cheng, Credit Documentation Manager	2282-6422

Banking arrangements	Mr. Monte Wong, Relationship Manager	2821-1863

Yours faithfully, For and on behalf of STANDARD CHARTERED BANK (HONG KONG) LIMITED

/s/ Lilian Cheng
Lilian Cheng
Credit Documentation Manager

LC/mc

Encl.

We agree and accept all the terms and conditions set out above and the Bank’s Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business attached and/or referred to in this letter, which we have read and understood.

For and on behalf of PENTALPHA HONG KONG LTD.

/s/ Kwong Ho Sham

Pentalpha Hong Kong Ltd.	Page 6

Appendix 1

TRADE FINANCE FACILITY

Trade Finance Group All

•	Negotiation of export credit documents with discrepancies on a with recourse basis

Trade Finance Group 1

•	Purchase of documents against payment bills with title documents on parties acceptable to the Bank on a with recourse basis

•	Purchase of documents against acceptance bills with ECA/approved insurance cover on a with recourse basis

• Issuance of import letters of credit	- sight and usance
- with title documents

Trade Finance Group 2

•	Purchase of documents against acceptance bills without ECA/approved insurance cover on a with recourse basis

•	Purchase of documents against payment bills without title documents on parties acceptable to the Bank on a with recourse basis

• Issuance of import letters of credit	- sight and usance
- with title documents